UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 9, 2024

Mercer Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-56575	92-3452469
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

11100 Irmscher Blvd, Celina, Ohio		45822
(Address of Principal Executive Offices)		(Zip Code)

(419) 586-5158
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 9, 2024, Mercer Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Mercer Savings Bank (the “Bank”), appointed Sherman Crum as Controller, Principal Financial Officer and Principal Accounting Officer of the Company and the Bank, effective July 9, 2024. Mr. Crum succeeds Rick L. Ross as Principal Financial Officer and Principal Accounting Officer. Mr. Ross will depart from the Company and the Bank following a brief transition period.
Mr. Crum, age 56, previously served as Controller at Community Savings in Caldwell, Ohio, from August 2005 to July 2024, and Controller at Gasel Transportation from August 1994 to August 2005.  Mr. Crum holds a B.A. from Malone College and is a graduate of the Barret School of Banking. Mr. Crum is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.
In connection with Mr. Crum’s appointment, the Bank has entered into an employment agreement with Mr. Crum. The agreement has a term of three years. Commencing as of each January 1, the Board of Directors of the Bank may renew the agreement for an additional year so that the remaining term will again become three years. The initial annual base salary for Mr. Crum is $80,000. In addition to base salary, the agreement provides for, among other things, participation in bonus programs and other benefit plans and arrangements applicable to executives and other employees of the Bank. The Bank may terminate Mr. Crum’s employment for cause at any time, in which event he would have no right to receive compensation or other benefits under the agreement for any period after his termination of employment.
Under the agreement, certain events resulting in Mr. Crum’s termination or resignation entitle him to payments of severance benefits following the termination of his employment. In the event of Mr. Crum’s involuntary termination for reasons other than for cause, or in the event he resigns during the term of the agreement following (a) the failure to appoint him to the executive position set forth in the agreement, (b) a material change in his function, duties or responsibilities resulting in a reduction of the responsibility, scope, or importance of his position, (c) a relocation of his office by more than 30 miles, (d) a material reduction in the benefits or perquisites paid to him unless the reduction is part of a reduction that is generally applicable to employees of the Bank, (e) a liquidation or dissolution of the Bank, or (f) a material breach of the employment agreement by the Bank, then Mr. Crum would become entitled to a lump sum cash severance payment equal to the base salary he would have earned for the remaining unexpired term of the employment agreement (not to exceed 12 months’ base salary) plus one times the average bonus paid to him over the last three years. In addition, Mr. Crum would become entitled, at no expense to him, to the continuation of life insurance and non-taxable medical and dental coverage for the remaining unexpired term of the agreement, or if the coverage is not permitted by applicable law or if providing the benefits would subject the Bank to penalties, he would receive a cash lump sum payment equal to the value of the benefits.

In the event of a change in control of the Bank or the Company followed by Mr. Crum’s involuntary termination other than for cause, or upon his resignation for one of the reasons set forth above, he would become entitled to a lump sum cash severance payment equal to one times his “base amount,” as that term is defined for purposes of Internal Revenue Code Section 280G (i.e., the average annual taxable income paid to him for the five taxable years preceding the taxable year in which the change in control occurs). In addition, Mr. Crum would become entitled, at no expense to him, to the continuation of life insurance and non-taxable medical and dental coverage for twenty-four (24) months following his termination of employment, or if the coverage is not permitted by applicable law or if providing the benefits would subject the Bank to penalties, he would receive a cash lump sum payment equal to the value of the benefits.
Under the agreement, if Mr. Crum becomes disabled as set forth in the employment agreement, he will receive benefits under any short-term or long-term disability plans maintained by the Bank. In the event of Mr. Crum’s death, his estate or beneficiaries will be paid his base salary through the end of the month in which his death occurs and his dependents will be entitled to continued non-taxable medical, dental and other insurance for one year following his death. If Mr. Crum retires following his attainment of age 65, he will receive benefits under any applicable retirement or other plans maintained by the Bank.
Upon termination of Mr. Crum’s employment (other than following a change in control), he will be subject to certain restrictions on his ability to compete or to solicit business or employees of the Bank for a period of one year following his termination of employment.
The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K and incorporated by reference.
Item 9.01        Financial Statements and Exhibits
(d) Exhibits
Exhibit No. Description

10.1	Employment Agreement, effective as of July 9, 2024, between Mercer Savings Bank and Sherman Crum

104	Cover Page Interactive Data File (Embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER BANCORP, INC.

Date: July 9, 2024	By:	/s/ Alvin B. Parmiter
Alvin B. Parmiter
President and Chief Executive Officer